CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-233543-05) of Potomac Electric Power Company of our report dated February 25, 2022 relating to the financial statements and financial statement schedule, which appears in this Potomac Electric Power Company’s Current Report on Form 8-K dated June 30, 2022.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 30, 2022